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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE                                               NEWS RELEASE

Contact: Glenn P. Muir                               Susan Schoenhals
         Executive Vice President and CFO            Manager, Investor Relations
         Hologic, Inc.                               Hologic, Inc.
         (781) 999-7300                              (781) 999-7377

                   Hologic Adopts New Shareholder Rights Plan

         BEDFORD, Mass., (September 26, 2002) -- Hologic, Inc. (NASDAQ: HOLX), a leading provider of women's diagnostic imaging systems and state-of-the-art general digital radiography systems, today announced that its Board of Directors has adopted a new shareholder rights plan. The new shareholder rights plan replaces Hologic's current rights plan when it expires on December 31, 2002. In addition to certain other modifications, the new rights plan uses preferred stock purchase rights rather than common stock purchase rights. To effect the new rights plan, the Board of Directors has declared a distribution of one right for each share of Hologic Common Stock outstanding as of the close of business on December 31, 2002. Initially, the rights will trade automatically with the Common Stock and separate Right Certificates will not be issued.

         Each right entitles the registered holder to purchase one one-thousandth of a share of Hologic's Series A Junior Participating Preferred Stock at a purchase price of $60.00. The rights will be exercisable if a person or group acquires beneficial ownership of 15% or more of Hologic's Common Stock or announces a tender or exchange offer for 15% or more of the Common Stock. At such time, each holder of a right (other than the 15% holder) will thereafter have a right to purchase, upon payment of the purchase price of the right, that number of shares of Hologic Common Stock which have a market value of twice the purchase price of the right.

         The new rights plan is designed to deter coercive or unfair takeover tactics and to ensure that all Hologic shareholders receive fair and equal treatment in the event of an unsolicited attempt to acquire the Corporation. The new rights plan was not adopted in response to any effort to acquire Hologic, and the Board is not aware of any such effort. A detailed summary of the rights will be mailed to stockholders of record on December 31, 2002, and a complete copy of the plan will be filed with the SEC.

About Hologic
Hologic, Inc. is a leading developer, manufacturer and supplier of medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of state-of-the-art digital imaging technology for general radiography and mammography applications. Hologic's core business units are focused on osteoporosis assessment, mammography and breast biopsy, direct-to-digital X-ray for general radiography applications and mini C-arm imaging for orthopedic applications. For more information, please visit www.hologic.com.

Forward Looking Disclaimer
This News Release contains forward-looking information that involves risk and uncertainties, including statements about Hologic's plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding the anticipated benefits from Hologic's new shareholder rights plan. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.

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